Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
GraphOn Corporation
Campbell, California

We hereby consent to the incorporation by reference in the Prospectus, constituting a part of this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-177073), of our report dated April 16, 2012, relating to the consolidated financial statements of GraphOn Corporation, appearing in the Annual Report on Form 10-K of GraphOn Corporation for the year ended December 31, 2011.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Macias Gini & O'Connell LLP
Macias Gini & O’Connell LLP
Sacramento, California

August 24, 2012